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                                                                  SUB-ITEM 77Q2

                  INVESCO ADVANTAGE MUNICIPAL INCOME TRUST II

   Based upon its review of the copies of all such filings received by it, Invesco Advantage Municipal Income Trust II believes that, during the fiscal year ended February 28, 2018, all filing requirements applicable to its Reporting Persons were met except that Form 3 reports covering (i) a disposition of the Fund's Shares held by Gregory McGreevey and (ii) a purchase of the Fund's Shares by Gregory McGreevey were not filed in a timely manner.